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                                                                  EXHIBIT 10(A)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of April 25, 1997 by and between The Cosmetic Center, Inc., a Delaware corporation qualified to do business in Maryland with its principal place of business located at 8839 Greenwood Place, Savage, Maryland 20763 ("EMPLOYER"), and Mark S. Weinstein, now residing at 8020 Summer Mill Court, Bethesda, Maryland 20817 ("EMPLOYEE").

                                    RECITALS

         1. EMPLOYER is engaged in the specialty retail sale and wholesale distribution of a wide range of brand name cosmetic, fragrance, skin care and personal care products.

         2. Prior to the date hereof, EMPLOYEE was Chairman and, until July 1995, Chief Executive Officer of EMPLOYER.

         3. On the date hereof, Prestige Fragrance & Cosmetics, Inc., a Delaware corporation engaged in the retail distribution of cosmetics, fragrances, skin care and personal care products at discounted prices ("PFC"), was merged into EMPLOYER, with EMPLOYER being the survivor of such merger.

         4. From and after the date hereof, EMPLOYER desires to employ and retain the unique experience, ability and services of EMPLOYEE in the position of Vice Chairman of the Board of Directors of EMPLOYER and EMPLOYEE desires and is willing to undertake and continue such employment with EMPLOYER, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the recitals, and of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EMPLOYER hereby employs EMPLOYEE, and EMPLOYEE hereby accepts employment with EMPLOYER, upon the terms and conditions set forth in this Agreement:

         1. EMPLOYMENT

         EMPLOYER hereby employs EMPLOYEE and EMPLOYEE hereby accepts employment as Vice Chairman of the Board of EMPLOYER. EMPLOYEE will render such services to the Corporation as are customarily rendered by the Vice Chairman of comparable publicly held companies. EMPLOYER agrees that EMPLOYEE shall have no obligation to provide such services outside of the State of Maryland and its surrounding states (other than any travel required in the ordinary course of providing such services).

         Notwithstanding anything herein to the contrary, it is specifically agreed that EMPLOYEE's duties and responsibilities hereunder will be rendered on a part-time basis and nothing in this employment agreement shall prohibit EMPLOYEE from engaging, directly or indirectly, in activities with other companies, ventures, or investments in any capacity whatsoever, provided only that such activities or any of them do not interfere with EMPLOYEE's performance of his duties hereunder.

         2. TERM OF EMPLOYMENT

         The term of EMPLOYEE's employment hereunder shall commence on the date hereof and continue until the fourth anniversary of the date hereof (the "Term"). On or before the last day of EMPLOYEE's employment hereunder, EMPLOYEE shall execute and deliver to EMPLOYER a letter of resignation from all offices then held by EMPLOYEE with EMPLOYER and with any affiliates effective upon said last day of employment hereunder. This Section 2 is subject to the provisions of Section 9 of this Agreement.

         3. COMPENSATION OF EMPLOYEE

         A. COMPENSATION. During the Term, EMPLOYER hereby agrees to pay to EMPLOYEE for all services to be rendered by EMPLOYEE in any capacity hereunder (including, but not limited to, services as a Director and officer of EMPLOYER and/or of any affiliate, and with respect to any other offices, positions and/or capacities to which he is elected) an annual salary of Three Hundred Fifteen Thousand ($315,000) ("Salary") and agrees to pay to EMPLOYEE for the non-competition covenant pursuant to Section 13 annual payments of One Hundred Fifty Thousand ($150,000) ("Non-Compete Payments"), in each case, payable bi-weekly.

         B. WITHHOLDING. There shall be deducted from each installment of EMPLOYEE's Salary and Non-Compete Payments, and from any other payments to or for the benefit of EMPLOYEE pursuant to this Agreement, all amounts which are at any

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time and from time to time by applicable federal, state, county or municipal laws required to be deducted by reason of withholding taxes, Social Security contributions and other requisite governmental imposed deductions from the income of employees.

         C. REIMBURSEMENT FOR BUSINESS EXPENSES AND OTHER PERQUISITES. EMPLOYER shall promptly reimburse EMPLOYEE for all reasonable business, travel and miscellaneous expenses incurred by EMPLOYEE during the Term in the furtherance of EMPLOYER's business, upon the submission to EMPLOYER of proper vouchers authenticating such expenditures. In addition, EMPLOYER shall, during the Term, continue to furnish EMPLOYEE an office and suitable office fixtures, telephone service and secretarial assistance, all of which shall be appropriate to his position and status as Vice Chairman of the Board of EMPLOYER.

         D. VEHICLE. In order to facilitate EMPLOYEE's performance of his duties under this Agreement, EMPLOYER hereby agrees to furnish EMPLOYEE with the vehicle furnished as of the date hereof to EMPLOYEE by EMPLOYER. For so long as EMPLOYER shall furnish EMPLOYEE with such vehicle pursuant to the preceding sentence, EMPLOYER shall pay directly all properly documented gas, oil, repair, maintenance and insurance expenses associated with such vehicle. Upon the earlier of (i) EMPLOYEE's request prior to the termination of this Agreement for Good Cause or (ii) termination of this Agreement other than for Good Cause, EMPLOYER shall transfer (without cost other than the payment by EMPLOYEE of any withholding or transfer taxes) to EMPLOYEE title to the vehicle furnished hereunder to EMPLOYEE by EMPLOYER.

         4. GROUP INSURANCE BENEFITS

         While in the employment of EMPLOYER, EMPLOYEE will be made a party insured under any policies of group health, life, accident, disability, medical expense or similar group insurance plans which EMPLOYER may from time to time make available generally to other employees holding comparable senior management positions to that of EMPLOYEE and on the same basis as those so employed. All matters of eligibility for benefits under any plan or plans of group health, life, accident, disability, medical expense or similar group insurance plans which EMPLOYER may at any time and from time to time make available shall be determined in accordance with the provisions of the insurance policies. Upon termination or expiration of the Term, EMPLOYEE shall be entitled to continued medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         5. MEDICAL REIMBURSEMENT. EMPLOYER has established a medical reimbursement plan for certain of its key executive officers including EMPLOYEE. During the Term, EMPLOYER shall maintain such plan and shall pay all premiums in connection with such medical reimbursement plan.

         6. SPLIT DOLLAR AND KEY-MAN INSURANCE. At any time during the Term and within 30 days after the expiration of the Term, EMPLOYEE shall be entitled to terminate that certain Split-Dollar Insurance Agreement dated September 22, 1994 between EMPLOYEE and EMPLOYER (the "Split-Dollar Insurance Agreement") relating to that certain life insurance policy (Pacific Mutual Life Insurance Policy No. 1A2285224-0) in the face amount of $1,000,000 (the "Split-Dollar Insurance Policy") in accordance with the terms of the Split-Dollar Insurance Agreement by payment to the EMPLOYER of an amount equal to the premiums paid by EMPLOYER through the time of purchase. Until the earlier of the termination of the Split-Dollar Insurance Agreement as provided in the prior sentence and the termination of the Term, EMPLOYER shall continue to pay premiums in accordance with the terms of the Split-Dollar Insurance Agreement. As of, and for 30 days after, the expiration of the Term, EMPLOYEE shall be entitled to purchase from EMPLOYER that certain life insurance policy (Mass Mutual Life Insurance Policy No. 9655632) in the face amount of $1,000,000 (the "Key Man Insurance Policy") for an amount equal to the premiums paid by EMPLOYER through the time of purchase. Until the earlier of the purchase of the Key Man Insurance Policy as provided in the prior sentence and the termination of the Term, EMPLOYER shall continue in effect the Key Man Insurance Policy. Unless and until purchased by EMPLOYEE as provided herein, EMPLOYER shall continue being the owner of the Key Man Policy and the death benefits under the Key Man Insurance Policy shall be payable to EMPLOYER. Until the earlier of the termination of the Split-Dollar Insurance Agreement as provided above and the termination of the Term, the death benefits under the Split-Dollar Insurance Policy shall be payable (i) to EMPLOYER to the extent of the premiums paid by it and (ii) the balance of the benefit to the beneficiaries designated by EMPLOYEE in accordance with the Split-Dollar Insurance Agreement.

         7. PROFIT-SHARING AND PENSION PLANS

         To the same extent and on the same basis as EMPLOYER makes available generally to other employees holding comparable senior management positions to that of EMPLOYEE, EMPLOYEE shall have the right to participate in any profit

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sharing or pension plan established by EMPLOYER under the terms and conditions therein contained (but not including any stock option or bonus plans).

         8. VACATIONS

         EMPLOYEE shall be entitled each year during the Term to paid vacation time of four (4) weeks. Any part of such vacation time that is not used during any year shall not cumulate and shall be forfeited. Upon termination of EMPLOYEE's employment hereunder, EMPLOYER shall have no obligation to pay EMPLOYEE for any unused vacation days.

         9. TERMINATION OF EMPLOYMENT

         A. DEFINITION OF GOOD CAUSE. For purpose of this Agreement, the term "Good Cause" shall be construed to mean the following: (i) conviction of a felony or other crime involving moral turpitude or pursuant to which EMPLOYEE is imprisoned, in each case, that has a material adverse effect on EMPLOYER's financial condition, assets or operations, (ii) dishonesty of EMPLOYEE after the date hereof in a material matter that has a material adverse effect on EMPLOYER's financial condition, assets or operations or (iii) the material breach by EMPLOYEE of any of his obligations or agreements contained in Section 13.

         B. TERMINATION FOR GOOD CAUSE WITHOUT RIGHT TO CURE. EMPLOYER shall have the right to immediately cancel and terminate this Agreement and to immediately discharge EMPLOYEE for Good Cause which falls within the meanings of Sections 9(A) (i) or (ii).

         C. TERMINATION FOR GOOD CAUSE WITH RIGHT TO CURE. Following reasonable notice and failure to promptly cure, EMPLOYER shall have the right to cancel and terminate this Agreement and to discharge EMPLOYEE for Good Cause which falls within the meaning of Section 9(A)(iii); provided, however, that EMPLOYEE shall not be entitled to cure such a default under Section 9(A)(iii) pursuant to this Section 9C if EMPLOYEE previously cured a default under the same subparagraph of Section 9A pursuant to this Section 9C. Any notice provided to EMPLOYEE under this Section 9C shall be in writing and shall set forth with reasonable specificity and detail the nature of the default and the specific curative action which needs to be taken to cure such default if such default is curable.

         D. DISABILITY. The inability of EMPLOYEE to render services to EMPLOYER as a result of any temporary or permanent Disability (as defined below) of EMPLOYEE shall not constitute a failure by EMPLOYEE to perform his obligations under this Agreement and shall not be deemed a breach or default by EMPLOYEE hereunder. The Salary and Non-Compete Payments to be paid to EMPLOYEE during the Term shall continue and not be terminated if EMPLOYEE incurs a temporary or permanent Disability during the Term; provided, however, that such Salary and Non-Compete Payments shall be reduced by any disability payments received by EMPLOYEE from any insurance policies paid for by EMPLOYER. For purposes of this Agreement, "Disability" shall mean a mental or physical illness or condition rendering EMPLOYEE incapable of performing the duties for EMPLOYER required of him under this Agreement.

         E. DEATH. Upon EMPLOYEE's death, EMPLOYER's obligations under the Agreement shall remain in full force and effect, except that all Salary and Non-Compete Payments that EMPLOYEE was entitled to receive hereunder in respect of the balance of the Term shall be paid to EMPLOYEE's estate or successor-in-interest, as the case may be.

         10. EMPLOYEE'S REMEDY FOR BREACH.

         A. CANCELLATION OR TERMINATION. If EMPLOYER cancels and terminates this Agreement and discharges EMPLOYEE prior to the expiration of the Term as specified in Section 2 without reason or for any reason other than for Good Cause, then, as EMPLOYEE's sole and exclusive remedy, EMPLOYER shall pay EMPLOYEE an amount equal to the balance of his Salary and Non-Compete Payments for the remainder of the Term as specified in Section 2 and EMPLOYEE shall not be obligated to mitigate EMPLOYEE's damages. Said amount shall be paid to EMPLOYEE over the remainder of the Term in installments to be paid on the same schedule as EMPLOYEE was paid immediately prior to EMPLOYEE's discharge, each installment to be in the same amount EMPLOYEE would have been paid under this Agreement if EMPLOYEE had not been discharged; provided, however, that if EMPLOYER shall fail to pay any such installment when due, then, after notice and failure to cure within five business days, all remaining installments shall be accelerated and immediately due and payable in full. EMPLOYER agrees that this provision represents liquidated damages and not a penalty, and that it represents a reasonable forecast of EMPLOYEE's anticipated and actual economic damages. Notwithstanding anything herein to the contrary, no such cancellation or termination of this Agreement shall adversely affect any of EMPLOYEE's rights or benefits accrued prior to the date of such cancellation or termination or that are triggered by such cancellation or termination.

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         B. FAILURE TO PAY SALARY AND NON-COMPETE PAYMENTS WHEN DUE. If
EMPLOYER fails to pay any regular Salary and Non-Compete Payments when due as specified in Section 3, or to pay accelerated amount due if such Salary and Non-Compete Payments are accelerated as specified in Section 10A, in addition to such amount which is due to EMPLOYEE, EMPLOYEE shall be entitled to receive interest on the unpaid balance thereof at the rate of 15% per annum.

         C. CHANGE OF CONTROL. If there is a change of control of EMPLOYER (as defined below), EMPLOYEE may elect to treat such change in control as a termination by EMPLOYER without Good Cause except that the payment of an amount equal to the balance of his Salary and Non-Compete Payments for the balance of the Term shall be paid in a single lump sum payment (rather than installment payments as provided in Section 10A). Failure to take any action upon a change of control for a period of time up to 180 days shall not be deemed a waiver of EMPLOYEE's right to treat such change of control as a termination. A "change in control" of EMPLOYER for purposes of this Agreement shall be deemed to have taken place if (A) Revlon Consumer Products Corporation together with its affiliates no longer has the power to vote, directly or indirectly, whether through record or beneficial ownership, a voting trust arrangement, or other contractual arrangement, a majority of the voting power of outstanding shares of EMPLOYER or (B) all or substantially all of EMPLOYER's assets are sold to any person other than an affiliate, or (C) EMPLOYER is liquidated or dissolved or adopts a plan of liquidation or (D) EMPLOYER shall: (i) file a voluntary petition in bankruptcy or file a voluntary petition or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for it or for all or any part of its Property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due; or (E) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement or readjustment of EMPLOYER's debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition, action or proceeding shall not be dismissed within 60 days from such filing or commencement. For purposes of this Section 10C, a "person" includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company, or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         D. SURVIVAL OF REMEDIES. This Section 9 shall survive any termination of this Agreement other than for Good Cause.

         11. ARBITRATION.

         Any controversy or claim arising out of or in any way relating to this Agreement, the performance of the parties thereunder, the termination thereof, or the breach thereof, shall be settled by arbitration in either Montgomery or Prince George's County, Maryland, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of the State of Maryland having jurisdiction thereof. The parties agree that any controversy or claim subject to arbitration will be submitted to a single arbitrator selected from the panels of Arbitrators of the American Arbitration Rules unless some other method is agreed to by the parties to this Agreement. Additionally, the discovery provisions of the Federal Rules of Civil Procedure then in effect shall apply in any such arbitration and the arbitrator is hereby directed to enforce such Rules. The losing party in any such arbitration shall pay the prevailing party's legal fees and costs as well as the costs of the arbitration. The foregoing agreement to arbitrate shall be specifically enforceable.

         12. STOCK OPTIONS.

         Upon the termination of EMPLOYEE's employment for any reason, other than Good Cause, including death or the expiration of this Agreement pursuant to Section 2, EMPLOYER shall offer to repurchase all unexpired options (whether vested or not) to purchase securities of EMPLOYER ("Options") from EMPLOYEE or his estate or other successor-in-interest, as the case may be. The price to be paid for each such option shall be the excess, if any, of the then Market Price (as defined below) of EMPLOYER's common stock (or other securities for which the option is then exercisable) on the date of termination over the option exercise price. EMPLOYEE (or his estate or other successor-in-interest) shall have the right to sell all or a portion of such Options to EMPLOYER. EMPLOYER shall purchase and pay for all such Options within sixty (60) days of the date of EMPLOYEE's termination.

         For the purpose of this Agreement, "Market Price" shall mean the closing sale price on the date in question of a share of such stock on the composite tape for the principal United States securities exchange registered under the Exchange Act on

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which such stock is listed, or, if such stock is not listed on any such exchange, the closing sale price or bid quotation with respect to a share of such stock on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, or if shares of such stock are not traded on any United States registered securities exchange or in the over-the-counter market, the fair market value on the date in question of a share of such stock as determined by an investment banker selected by a majority of the members of the Board of Directors of EMPLOYER in good faith.

         13. NON-COMPETITION AND CONFIDENTIALITY

         A. NON-COMPETITION. In consideration of the knowledge EMPLOYEE has gained of EMPLOYER's management and overall business operation during his employment and to prevent unfair competition with EMPLOYER based on this knowledge, EMPLOYEE agrees that during the Term and for two years thereafter, he will not, directly or indirectly, for his own benefit, or for or with any person, firm or corporation whatsoever other than EMPLOYER, own, control, manage or operate stores similar in respect of products to those operated by EMPLOYER during such period of employment in Maryland, Virginia, Illinois or the District of Columbia or within a 50-mile radius of any other city where EMPLOYER is operating retail stores; provided, however, that nothing herein shall prohibit or restrict EMPLOYEE from owning up to 1% of the outstanding capital stock of any publicly traded corporation.

         B. CONFIDENTIALITY. EMPLOYEE shall keep confidential any and all nonpublic information obtained by him during the term of his employment about EMPLOYER and its affairs, its goods, techniques, processes, procedures, materials, know-how, labeling, its leases, its relationship to actual and potential customers, and needs and requirements of any such actual or potential customers and similar trade information, and he shall make no disclosure thereof to third persons in a manner that would be injurious to EMPLOYER.

         14. NON-ASSIGNABILITY BY EMPLOYEE

         EMPLOYEE shall have no right to assign this Agreement or any of its rights or obligations hereunder to another party or parties.

         15. ASSIGNABILITY BY EMPLOYER

         EMPLOYER shall have the right to assign this Agreement or any of its rights or obligations hereunder to any of its affiliates or to any successor to the business (by merger, consolidation, sale of stock or assets, or otherwise); provided that no assignment shall release EMPLOYER from its obligations and liabilities under this Agreement.

         16. APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed therein, without giving effect to the principles of conflicts of law.

         17. NON-WAIVER OF BREACH

         No failure of either party to exercise any power, right or remedy given such party hereunder, or to insist upon the strict compliance by the other party of any obligation, covenant, term, condition, warranty or agreement hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of such party's rights to demand exact compliance with the terms hereof.

         18. NUMBER AND GENDER

         Where text required, words in the singular shall be deemed to include the plural and vice-versa, and words of any gender shall be deemed to include all genders.

         19. HEADINGS NOT PART OF AGREEMENT

         Any headings preceding the text of the several Sections and subparagraphs of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         20. NOTICES

         No notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Agreement shall be effective unless the same is in writing and is delivered in person, or sent by registered or

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certified mail, return receipt requested, first-class postage prepaid, (1) if to EMPLOYER to The Cosmetic Center, Inc., 8839 Greenwood Place, Savage, Maryland 20763, Attention: President, with a copy to Revlon Consumer Products Corporation, 625 Madison Avenue, New York, New York 10022, Attention: Vice President and Corporate Secretary, and (2) if to EMPLOYEE to 8020 Summer Mill Court, Bethesda, Maryland 20817, or (effective upon receipt) at any other address that may be given by one party to the other by notice pursuant to this
Section 20. Such notices, if sent by registered or certified mail, return receipt requested, first-class postage prepaid, shall be deemed to have been given at the time of mailing.

         21. ENTIRE AGREEMENT

         This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of EMPLOYEE by EMPLOYER, and no oral agreements or written correspondence shall be held to affect the provisions hereof.

         22. TERMINATION OF PRIOR AGREEMENTS AND RELEASE. In consideration for EMPLOYER's execution of this Agreement and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, EMPLOYEE for himself, his heirs, executors, administrators and assigns, hereby release and forever discharge EMPLOYER and its predecessors, successors and assigns, and each of them (collectively, the "Releasees"), from all manner of actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law, in equity or otherwise, of any nature, whether known or unknown, EMPLOYEE ever had or may have against each or any of the Releasees arising out of or in connection with (a) his employment by EMPLOYER or any of its affiliates prior to the date hereof and (b) any employment agreement, severance agreement and any other contracts, agreements or commitments prior to the date hereof regarding salary, bonus, stock options or other compensation relating to such employment, including, without limitation, that certain Employment Agreement between EMPLOYEE and EMPLOYER dated February 28, 1991; provided, however that this release shall not affect and shall not be deemed to affect EMPLOYEE's rights and the liability of EMPLOYER in respect of claims EMPLOYEE may have (a) for salary or expense reimbursement in the ordinary course of business through the date hereof, (b) for indemnification under EMPLOYER's certificate of incorporation and bylaws and under applicable law, including the General Corporation Law of Delaware and (c) under EMPLOYER's 1991 Stock Option Plan, the Split-Dollar Insurance Agreement and that certain Split-Dollar Insurance Benefit Plan relating to deferred compensation dated as of January 2, 1994 between EMPLOYEE and EMPLOYER. This release is valid whether any claim or right arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and all other statues regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any agreement referred to above.

         23. PARTIAL INVALIDITY

         Should any part of this Agreement for any reason be declared or held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.

         24. AMENDMENTS

         Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought.

         25. BURDEN AND BENEFIT

         This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective spouses, heirs, executors, administrators, personal and legal representatives, successors and assigns.

         26. COUNTERPARTS

         This Agreement may be executed in one or more counterparts and, in such event, all such counterparts shall constitute originals and all such counterparts shall constitute a single agreement.

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         27. HOLIDAYS, ETC.

         Whenever the last day for the performance of any act required by any party under this Agreement shall fall upon a Saturday, Sunday or legal holiday in the State of Maryland, the date for the performance of any such act shall be extended to the next succeeding business day which is not a Saturday, Sunday or such legal holiday.

         28. NO INFERENCE AGAINST AUTHOR.

         No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

         IN WITNESS WHEREOF, EMPLOYER has caused this Agreement to be executed and sealed on its behalf by its duly authorized officers, and EMPLOYEE has hereunto set his hand and seal, all done as of the day and year hereinabove first written.

ATTEST:                                     EMPLOYER:
                                            THE COSMETIC CENTER, INC.

/s/ Bruce E. Stohl                          /s/ Howard Diener
-----------------------------               -----------------------------------
                                            Name:  Howard Diener
                                            Title: President

WITNESS:                                    EMPLOYEE:


/s/ Bruce E. Stohl                          /s/ Mark S. Weinstein
-----------------------------               -----------------------------------
                                            Mark S. Weinstein

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